Exhibit 10.22

ADDENDUM

TO

SUBSCRIPTION AGREEMENT

THIS ADDENDUM TO SUBSCRIPTION AGREEMENT (this “Addendum”) is made and entered into as of April ___, 2023 (the “Effective Date”), by and between  , a Delaware limited liability company (the “Company”), and  , a  limited liability company (“Subscriber”). This Addendum supplements and modifies that certain Subscription Agreement of even date herewith by and between the Company and Subscriber (the “Agreement”). Capitalized terms used but not defined in this Addendum shall have the meanings ascribed to them in the Agreement.

WHEREAS, the parties have entered into the Agreement to memorialize their respective rights and obligations with respect to Subscriber’s investment in the Company of up to $100,000,000 (the “Subscription”) and the issuance by the Company, in respect thereof, of an unsecured convertible promissory note; and WHEREAS, the parties desire to enter into this Addendum to clarify and memorialize certain additional understandings with respect to the Subscription;

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants set forth in this Addendum and in the Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Draw Down Terms. Notwithstanding anything to the contrary in the Agreement, the Subscription shall be funded in one or more installments in such amounts and at such times within the Investment Period (defined below) as the Company determines in its sole discretion (each such installment, a “Draw Down”); provided, that the aggregate dollar amount of all Draw Downs shall not exceed the Subscription Amount. Each Draw Down shall be initiated by the Company via the delivery to the Subscriber of a notice (email to suffice) (each, a “Draw Down Notice”) setting forth the dollar amount the Company desires to draw down (each, a “Draw Down Amount”). The Subscriber shall remit each Draw Down Amount to the Company by wire transfer of immediately available funds within three (3) business days after receipt of such Draw Down Notice, and upon receipt of such wire transfer by the Company (i) the principal amount of the Subscriber Note (defined below) shall be increased as provided in Section 2 hereof and (ii) the Company shall issue to the Subscriber (a) a [Penny] Warrant (defined below) to purchase the number of Class B common units of the Company determined pursuant to Section 3 hereof [and (b) an Advisory Warrant (defined below) to purchase the number of Class B common units of the company determined pursuant to Section 4 hereof] (each, a “Settlement”). In the event that a Draw Down Amount set forth in any Draw Down Notice, if funded, would result in Subscriber funding an amount in excess of the Subscription Amount, such Draw Down Amount shall be automatically reduced to the dollar amount which, once funded by the Subscriber, would result in the aggregate dollar amount of all Draw Downs to equal the Subscription Amount. For clarity, the Company shall not be obligated to Draw Down the entire Subscription Amount, and as such the Company shall be deemed to have accepted the Subscription only to the extent of the dollar amount equal to the lesser of (x) the Subscription Amount and (y) the sum of all Draw Down Amounts with respect to which the Company shall have timely delivered to the Subscriber Draw Down Notices within the Investment Period.

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Addendum to Subscription Agreement

2. Principal Amount of the Subscriber Note. On the initial Settlement date, the Company shall issue to Subscriber a Note in substantially the form attached hereto as Exhibit A (the “Subscriber Note”) in the aggregate principal amount of up to $110,000,000.00, which Subscriber Note shall have an initial principal balance equal to the amount of the initial Draw Down Amount actually funded by the Subscriber. Upon each Settlement thereafter, the principal amount of the Subscriber Note shall be increased by an amount equal to the amount of the Draw Down Amount with respect to such Settlement actually funded by the Subscriber.

3. [Penny] Warrants. On each Settlement date, the Company shall issue to Subscriber a warrant in substantially the form attached hereto as Exhibit B (each, a “[Penny] Warrant”) conferring upon Subscriber the right to purchase a number of Class B common units of the Company equal to (x) the amount of the Draw Down Amount actually funded by the Subscriber divided by (y) $7.09, rounded to the nearest whole unit.

4. [Advisory Warrants. On each Settlement date, the Company shall issue to Subscriber a warrant in substantially the form attached hereto as Exhibit C (each, an “Advisory Warrant”) conferring upon Subscriber the right to purchase a number of Class B common units of the Company equal to (x) the product of 0.1 times the amount of the Draw Down Amount actually funded by Subscriber, divided by (y) $7.09. The exercise price payable pursuant to each Advisory Warrant shall be an amount equal to the then- current fair market value of the Class B common units of the Company on the grant date, as determined by the Company’s Board of Directors in good faith compliance with applicable law and guidance (including, without limitation, law and guidance pertaining to Section 409A of the Internal Revenue Code of 1986, as amended). Advisor acknowledges that there is no guarantee that the Internal Revenue Service will agree with this value, and is hereby advised that it should consult with its own tax advisor concerning the risks associated with accepting any Advisory Warrant.]

5. Investment Period. The obligations of the Subscriber to fund the Subscription as set forth in the Agreement and this Addendum shall commence as of the Effective Date and shall expire upon the earliest to occur of (x) the consummation of the Company’s contemplated reorganization merger, pursuant to which the Company will merge with and into a wholly-owned subsidiary of Triller Corp., a Delaware corporation, and (y) the date that is ten (10) business days prior to the maturity date of the Subscriber Note.

6. Effect of Addendum. This Addendum shall be deemed part of the Agreement for all purposes. In the event of any conflict between the Agreement and this Addendum, the terms and conditions set forth in this Addendum shall control.

7. Miscellaneous. Sections 7, 8, 9, 10, 11, 12, 13, 14, and 15 of the Agreement are hereby incorporated by reference as if set forth in full herein, mutatis mutandis.

[Signature Page Follows]

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Addendum to Subscription Agreement

IN WITNESS WHEREOF, the parties have executed this Addendum to Subscription Agreement as of the day and year first above written.

COMPANY
TRILLER HOLD CO LLC

By Mahi de Silva
Its Chief Executive Officer

SUBSCRIBER

EXHIBIT A

FORM OF SUBSCRIBER NOTE

(Attached)

EXHIBIT B

FORM OF [PENNY] WARRANT

(Attached)

EXHIBIT C

FORM OF ADVISORY WARRANT

(Attached)